Exhibit 10.15

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between the following parties and upon the terms and conditions set forth herein:

1. PARTIES. The names and addresses of the parties to this Agreement are:

(a) Seller	ADVANCED MICRO DEVICES, INC., a Delaware corporation
5204 E. Ben White Blvd., MS 562
Austin, Texas 78741
Attn: General Counsel
Telephone: (512) 602-0148
Fax: (512) 602-4999

(b) Purchaser	SPANSION, LLC, a Delaware limited liability company
915 De Guigne, MS 176
Sunnyvale, California 94088
Attn: General Counsel
Telephone: (408) 749-5165
Fax: (408) 749-7443

2. PROPERTY. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey, and Purchaser agrees to purchase, the following real property, together with all improvements situated thereon and appurtenances thereto, situated in Austin, Travis County, Texas (the “Property”):

Lot 1, Block 1, RESUBDIVISION OF SUNRIDGE PARK SECTION 2, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Book ,98, Page 231 and 232 of the Plat Records of Travis County, Texas, together with all improvements situated thereon and appurtenances thereto, LESS, SAVE and EXCEPT therefrom all that portion thereof which is contained and included in that certain 2.032 acre tract of land described on Exhibit A attached to Notice of Lis Pendens filed for record under Document No. 1999045760, of the Official Public Records of Travis County, Texas, as amended by First Amended Notice of Lis Pendens, filed for record under Document No. 1999119053, of the Official Public Records of Travis County, Texas, to which and their respective records reference is made for the description thereof said 2.032 acre tract being the subject of the condemnation action styled The State of Texas v. Advanced Micro Devices, Inc., being Cause No. 2286 pending in Probate Court No. 1 of Travis County, Texas, (said Lot 1, less, save and except said portion thereof that is affected by said condemnation, being herein called the “Property”).

3. Intentionally Omitted.

4. PURCHASE PRICE. The purchase price (“Purchase Price”) for the Property shall be six million seventy thousand two hundred fifteen and No/100 Dollars ($6,070,215.00). The Purchase Price shall be paid and agreed to be paid by Purchaser to Seller, at the Closing, as follows:

A.	Cash portion of Purchase Price payable by Purchaser at Closing	$295.07
B.	Sum of all Financing (as described in Section 5 below)	$5,687,621.10
C.	Total Purchase Price (Sum of A and B plus credit from Section 7(d))	$6,070,215.00

5. FINANCING: The portion of Purchase Price not payable in cash will be deferred and loaned by Seller to Purchaser, which loan shall be evidenced by a promissory note from Purchaser to Seller, in the form attached hereto as Exhibit C and incorporated herein by this reference (the “Promissory Note”). The indebtedness evidenced by the Promissory Note shall be secured by a vendor’s lien retained in the Deed (hereinafter defined) and a lien granted by Purchaser to Seller pursuant to a Deed of Trust and Security Agreement (“Deed of Trust”) in the form attached hereto as Exhibit D and incorporated herein by this reference.

6. TITLE COMMITMENT AND SURVEY.

(a) Title Commitment. Prior to the Closing, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Purchaser a Commitment for Title Insurance (“Title Commitment”) from Heritage Title Company of Austin, Inc. (“Title Company”). The Title Commitment shall set forth the status of the title of the Property. The Title Company shall furnish to Purchaser a true, complete, and legible copy of all documents referred to in the Title Commitment, including, but not limited to, deeds, lien instruments, plats, reservations, restrictions, and easements.

(b) Survey. Prior to the Closing, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Purchaser a survey (“Survey”) of the Property prepared and certified as to all matters shown thereon by Baker-Aicklen and Associates, Inc.

7. CLOSING.

(a) Closing Date. The closing (“Closing”) of the sale of the Property by Seller to Purchaser shall be deemed to occur on or before October 24, 2005 (the “Closing Date”).

(b) Sellers’ Obligation. Prior to recordation of the Special Warranty Deed referenced below, Seller, at Seller’s sole cost and expense, shall deliver, or cause to be delivered, to Purchaser the following:

i. Special Warranty Deed. Seller shall execute and deliver to the Title Company for recording a Special Warranty Deed in form attached hereto as Exhibit A (the “Deed”), fully executed and acknowledged by Seller, conveying good and indefeasible fee simple title to the Property, subject only to those exceptions to title listed in Exhibit A to the Deed (the “Permitted Encumbrances”).

ii. Owner’s Title Policy. Sellers shall cause the Title Company to issue and deliver to Purchaser an owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price insuring that Purchaser is owner of the Property, subject only to Permitted Encumbrances, and the standard printed exceptions included in a Texas Standard Form Owner

Policy of Title Insurance. In the event that Purchaser desires to obtain any modifications of standard exceptions to the Title Policy or additional endorsements thereto, then Purchaser may do so at Purchaser’s expense; provided, however, Purchaser’s inability to obtain any such modification or endorsement shall not affect Purchaser’s or Seller’s obligations under this Agreement.

iii. Lease. Seller shall execute and deliver to the Purchaser two (2) originals of the Lease Agreement (the “Lease”) by and between Seller (as tenant) and Purchaser (as landlord), in the form attached hereto as Exhibit B, pursuant to which Purchaser agrees to lease to Seller certain space in the buildings located on and constituting part of the Property.

iv. Other Instruments. Seller shall execute and deliver such other documents as are required by this Agreement or as are customarily executed in Texas in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Title Company or Purchaser and which are consistent with the transaction to which Seller and Purchaser have agreed herein.

v. Possession. Seller shall deliver possession of the Property then being conveyed to Purchaser at Closing, excepting the space rented by Seller pursuant to the Lease.

vi. Taxes. Seller agrees, at Purchaser’s request, to furnish tax certificates evidencing the payment of all ad valorem taxes on the Property being conveyed to Purchaser for all prior years and the year of Closing, if the taxes are then due and payable. Any rollback taxes due to prior tax abatements, reductions, or exemptions shall be the responsibility of Seller.

vii. Foreign Investment in Real Property Tax Act Requirements. Seller and Purchaser agree to comply with all requirements of the Foreign Investment In Real Property Tax Act, as amended, and applicable IRS Regulations (“FIRPTA”). If Seller is not a “foreign person” as defined in FIRPTA, this requirement includes the delivery of a certificate at Closing verifying that Sellers are not foreign persons. If Seller is a foreign person or if Seller fails to deliver the required certificate, Seller acknowledges that a portion of the Purchase Price that would otherwise be paid to Seller at the Closing must be withheld in order to comply with the FIRPTA requirements. The amount required to be withheld shall be paid to a mutually acceptable third party escrow agent for delivery to the Internal Revenue Service, along with the appropriate FIRPTA reporting forms, copies of which shall be provided to Seller and Purchaser. If Seller and Purchaser do not designate an escrow agent for such purpose prior to the Closing, the Title Company is authorized to act as such escrow agent. All costs and expenses relating to the withholding and payment of such funds to the Internal Revenue Service shall be paid by Seller.

viii. Releases. Seller shall cause all liens against the Property arising out Seller’s construction, repair, alteration or other activity related to the Property prior to Closing, excepting the Permitted Encumbrances, to be released and discharged, in writing and in recordable form; provided that this subsection shall not apply with regard to liens incurred by or arising from or through Purchaser.

(c) Purchaser’s Obligations at Closing.

At Closing, Purchaser, at Purchaser’s sole cost and expense, shall deliver, or cause to be delivered, to Seller the following:

i. Payment of Purchase Price. Purchaser shall execute and deliver to the Seller two (2) originals of the Promissory Note evidencing Purchaser’s indebtedness to Seller for payment of the remainder of the Purchase Price.

ii. Lease. Purchaser shall execute and deliver to the Seller two (2) originals of the Lease.

iii. Deed of Trust. Purchaser shall execute and deliver to the Title Company for recording, one (1) original of the Deed of Trust, in form attached hereto as Exhibit D, fully executed and acknowledged by Purchaser.

iv. Other Instruments. Purchaser shall execute and deliver such other documents as are called for by this Agreement or as are customarily executed in Texas in connection with the conveyance of real property, including all required closing statements, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Title Company or Seller and which are consistent with the transaction to which Seller and Purchaser have agreed herein.

(d) Prorations. All real estate taxes relating to the Property for the year of the Closing shall be prorated as of the date of Closing between Seller and Purchaser and real estate taxes owing prior to the date of Closing shall be credited against the Purchase Price. If the amount of taxes for that year are not known at the time of Closing, the prorations shall be based on the estimate of the taxes for the year of Closing, and when the tax information becomes available, Seller or Purchaser may request reimbursement from the other party for any excess amount charged and/or credited to that party at the Closing. Likewise, any other amounts normally prorated between Seller and Purchaser, such as rents, insurance premiums, and utility bills, if any, shall be prorated between Seller and Purchaser as of the date of Closing.

(e) Closing Costs. Seller will pay (i) all costs for the Title Commitment, Survey and the Title Policy, (ii) all costs for any tax certificates, and (iii) one-half (1/2) of any escrow fees, courier fees and delivery fees charged by the Title Company. Purchaser will pay (i) the fee for the recording of the Deed and Deed of Trust, (ii) one-half (1/2) of said escrow fees, courier fees and delivery fees charged by the Title Company, and (iii) the cost of any endorsements or modifications to the standard exceptions to title set forth in the Title Policy required by Purchaser. Each party shall be responsible for the payment of its own attorney’s fees incurred in connection with this transaction.

8. SELLERS’ WARRANTIES AND REPRESENTATIONS.

(a) Seller hereby undertakes, represents and warrants to the Purchaser that:

(i) as at the date hereof, Seller is the registered and beneficial owner of the Property and Seller has not and will not after the date of this Agreement create any encumbrance over the Property or any part thereof (other than the vendor’s lien and Deed of Trust securing the Promissory Note), and that Seller is absolutely entitled to transfer the Property to Purchaser upon the terms and conditions of this Agreement;

(ii) as at the date hereof, Seller is not in breach and shall not after the date of this Agreement commit any breach of any express or implied condition of title to the Property;

(iii) as at the date hereof, there are neither claims adversely affecting the rights of Seller to possession of the Property nor the transfer of the Property from Seller to the Purchaser contemplated under this Agreement;

(iv) as at the date hereof, Seller, to the best of its knowledge (after due and careful enquiry) and except as set forth on Exhibit E, has not received any notices, from any government authority or statutory board which remain outstanding and which will or may prejudice or adversely affect the present or continued use and enjoyment by Seller of the Property or which will or may subject Seller to any onerous charge or liability, and that Seller shall use commercially reasonable efforts to promptly give notice to Purchaser of any such notices, orders or requirements it receives from any government authority or statutory board, but in no event longer than forty-five (45) days from receipt thereof, for a period of one (year) after the date of this Agreement; and

(v) Seller is authorized and legally competent to execute, deliver and perform the terms of this Agreement.

(b) EXCEPT WITH RESPECT TO SECTIONS 8(a) AND 12 (ENVIRONMENTAL PROTECTION) HEREIN, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, RELATING TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ENVIRONMENTAL CONDITION, HABITABILITY, MARKETABILITY, CONDITION, VALUE, SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY PURPOSE). PURCHASER AGREES TO PURCHASE THE PROPERTY IN ITS “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS AND DEFECTS.

9. DEFAULTS AND REMEDIES.

(a) Purchaser’s Default and Sellers’ Remedies.

i. Purchaser’s Default. Purchaser shall be deemed to be in default under this Agreement, which shall include, without limitation, a material breach of the Deed of Trust and/or the Promissory Note, if Purchaser fails or refuses to perform Purchaser’s obligations hereunder for any reason other than a default by Seller, or a permitted termination by Purchaser under another provision of this Agreement.

ii. Seller’s Remedies. If Purchaser defaults under this Agreement, Seller may (i) terminate this Agreement by written notice to Purchaser, in which event neither party shall have any further rights or obligations hereunder; (ii) seek specific performance; and/or (iii) pursue any other remedy available to Seller at law or in equity.

(b) Sellers’ Defaults and Purchaser’s Remedies.

i. Sellers’ Defaults. Seller shall be deemed to be in default under this Agreement in the event Seller fails or refuses to perform Seller’s obligations under this Agreement for any reason other than a default by Purchaser, or a permitted termination by Seller under other provisions of this Agreement.

ii. Purchaser’s Remedies. If Seller defaults under this Agreement, Purchaser may (i) terminate this Agreement by written notice to Seller, in which event neither party shall have any further rights or obligations hereunder; (ii) seek specific performance; and/or (iii) pursue any other remedy available to Purchaser at law or in equity.

(c) Attorney’s Fees. If either party to this Agreement defaults in the performance required hereunder, and the non-defaulting party employs an attorney to enforce the terms hereof, such non-defaulting party shall be entitled to recover reasonable attorneys’ fees from the defaulting party, any provision of this Agreement to the contrary notwithstanding.

10. BROKER COMMISSIONS. Seller and Purchaser each warrant and represent to the other that neither of them has dealt with any agent or broker in connection with the sale and purchase of the Property, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability, or expense suffered by the other party because of a breach of such warranty and representation by the other.

11. CONDEMNATION. During the period from the Effective Date hereof through Closing, all risk of loss from condemnation shall be borne by Seller. If a condemnation action is instituted after the date hereof that will result in all or a substantial portion of the Property being taken, Purchaser may elect, by written notice to Seller given not more than thirty (30) days after the date on which Seller advises Purchaser in writing of the institution of the condemnation proceeding, to either (i) close the transaction contemplated herein and receive an assignment of the condemnation award or (ii) terminate this Agreement. Failure to make such election by Purchaser shall be deemed an election by Purchaser to close this transaction. If Purchaser elects to terminate this Agreement pursuant to this Section 11, Seller shall be entitled to retain any condemnation award.

12. ENVIRONMENTAL PROTECTION. Seller hereby represents and warrants to Purchaser that, as of Closing, and except as listed in Exhibit E (i) the Property, to the best of Seller’s knowledge and belief, is in full compliance with and has been in full compliance with, all local, state or federal laws, rules and regulations pertaining to environmental regulation, contamination, remediation or human health or safety (including the regulation or remediation of Hazardous Substances as defined below) (collectively, “Environmental Laws”), all as amended; (ii) to the best of Seller’s knowledge and belief no hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, radon, lead-based paint, flammable explosives, radioactive materials, infectious substances or raw materials which may include hazardous constituents) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”) are located on or have been handled, manufactured, generated, stored, processed, transported to or from, or disposed of on or released or discharged from the Property during Seller’s ownership of the Property (including soil and groundwater beneath the Property) except for those substances used by Seller in the ordinary course of its business and in compliance with all Environmental Laws; (iii) the Property is not subject to any private or governmental lien or judicial, administrative or other notice or action relating to Hazardous Substances or noncompliance with Environmental Laws, nor is Seller, to the best of its knowledge and belief, aware of any basis for such lien, notice or action; (iv) there are no underground storage tanks or other underground storage receptacles (whether active or abandoned) used to store Hazardous Substances on the Property; (v) Seller has received no notice of, and to the best of Seller’s knowledge and belief, there does not exist any investigation, action, proceeding or claim by any agency, authority or unit of government or by any third party which could result in any liability, penalty, sanction or judgment under any Environmental Laws with respect to any condition, use or operation of the Property, nor does Seller know of any basis for such investigation, action, proceeding or claim; and (vi) Seller has received no notice that, and, to the best of Seller’s knowledge and belief there has been no claim by any party that, any use, operation or condition of the Property has caused any nuisance, trespass or any other liability or adverse condition on any other property, nor does Seller know of any basis for such notice or claim.

References to the “knowledge and belief” of Seller shall refer only to the current knowledge of Lee Reznicek and Art Rodriguez (who Seller represents and warrants are the employees of Seller who are most familiar with the environmental condition of the Property) and shall not be construed, by imputation or otherwise, to impose any duty to investigate the matter to which such knowledge or the absence thereof, pertains. The fact that such individuals are named in this Section 12 shall not create or impose any personal liability under this Agreement upon such individuals; nor shall it change the fact that Seller is itself responsible for all representations and warranties in this Section 12.

SELLER COVENANTS AND AGREES, AT SELLER’S SOLE COST AND EXPENSE, TO INDEMNIFY, DEFEND (INCLUDING WITHOUT LIMITATION AT TRIAL AND APPELLATE LEVELS, AND WITH QUALIFIED ATTORNEYS, CONSULTANTS AND EXPERTS), AND HOLD PURCHASER, AND PURCHASER’S OFFICERS, AGENTS, EMPLOYEES, ATTORNEYS, DIRECTORS, SHAREHOLDERS, AFFILIATES AND MAJORITY OWNED OR CONTROLLED SUBSIDIARIES AND BRANCHES (SO LONG AS SUCH ENTITIES REMAIN OWNED OR CONTROLLED BY PURCHASER) AND THEIR HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY “PURCHASER’S INDEMNIFIED PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LIENS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ASSESSMENTS, CITATIONS, DIRECTIVES, CLAIMS, LITIGATION, DEMANDS, JUDGMENTS, SUITS, PROCEEDINGS, COSTS, AND EXPENSES (COLLECTIVELY “CLAIMS”) OF ANY KIND OR OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’, CONSULTANTS’ AND EXPERTS’ FEES AND DISBURSEMENTS ACTUALLY INCURRED IN

INVESTIGATING, DEFENDING, OR SETTLING ANY SUCH CLAIMS) WHICH MAY AT ANY TIME BE IMPOSED UPON, INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY OF PURCHASER’S INDEMNIFIED PARTIES OR THE PROPERTY, AND ARISING DIRECTLY OR INDIRECTLY FROM OR OUT OF: (A) THE PRESENCE, ON OR BEFORE THE CLOSING, BUT NOT BEFORE COMMENCEMENT OF SELLER’S OWNERSHIP OF THE PROPERTY, OF ANY HAZARDOUS SUBSTANCES ON, IN, OR UNDER, ALL OR ANY PORTION OF THE PROPERTY, OR THE RELEASE OR THREAT OF RELEASE AFTER THE CLOSING OF ANY SUCH PRE-CLOSING HAZARDOUS SUBSTANCES FROM OR ON THE PROPERTY OR ANY SURROUNDING AREA, PROVIDED THAT THE POST-CLOSING RELEASE OF SUCH HAZARDOUS SUBSTANCES WERE NOT CAUSED BY PURCHASER’S NEGLIGENCE OR INTENTIONAL CONDUCT (B) THE VIOLATION, PRIOR TO CLOSING, OF ANY ENVIRONMENTAL LAWS BY SELLER RELATING TO OR AFFECTING OR THREATENING TO AFFECT THE PROPERTY; OR (C) THE FAILURE BY SELLER TO COMPLY FULLY WITH THE TERMS AND CONDITIONS OF THIS SECTION 12; INCLUDING, WITHOUT LIMITATION, THE COST OF ASSESSMENT, CONTAINMENT, REMEDIATION AND/OR REMOVAL OF ANY AND ALL HAZARDOUS SUBSTANCES ON ALL OR ANY PORTION OF THE PROPERTY ON OR BEFORE THE DATE OF CLOSING AND INCLUDING BUT NOT LIMITED TO ANY CLAIMS BASED ON THE STRICT LIABILITY, SOLE OR CONCURRENT NEGLIGENCE OR INTENTIONAL ACTS OF ANY OF PURCHASER’S INDEMNIFIED PARTIES, EXCEPTING RELEASES TO THE EXTENT OCCURRING AS A RESULT OF THE ACTS OR OMISSION OF ANY OF PURCHASER’S INDEMNIFIED PARTIES AS A TENANT UNDER THE LEASE AGREEMENT WHERE SELLER WAS THE LANDLORD. SELLER’S OBLIGATIONS UNDER THIS SECTION 12 WITH RESPECT TO ANY OF PURCHASER’S INDEMNIFIED PARTIES OR ANY CLAIM ARE CONTINGENT ON: (i) ANY OF PURCHASER’S INDEMNIFIED PARTIES NOTIFYING SELLER IN WRITING WITHIN FORTY-FIVE (45) DAYS OF ANY SUCH PARTY’S KNOWLEDGE OF ANY CLAIM; HOWEVER, IF SELLER IS NOT NOTIFIED WITHIN SUCH PERIOD, SELLER’S INDEMNITY OBLIGATIONS UNDER THIS SECTION 12 REMAIN INTACT EXCEPT TO THE EXTENT SELLER IS PREJUDICED BY THE DELAYED NOTIFICATION; (ii) SELLER BEING AFFORDED CONTROL OF THE DEFENSE AND ALL RELATED SETTLEMENT NEGOTIATIONS (PROVIDED THAT PURCHASER MUST APPROVE ANY SETTLEMENT, WHICH MAY NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED, AND PURCHASER MAY, AT ITS OWN COST, PARTICIPATE IN THE DEFENSE AND ALL RELATED SETTLEMENT NEGOTIATIONS AND MAY RETAIN INDEPENDENT COUNSEL AT ITS OWN EXPENSE) (iii) PURCHASER PROVIDING SELLER WITH REASONABLE ACCESS TO THE PROPERTY TO CONDUCT REASONABLY NECESSARY TESTS AND INVESTIGATIONS AND PERFORM REMEDIAL WORK AS REASONABLY NECESSARY TO MEET ITS OBLIGATIONS UNDER THIS SECTION 12 AND (iv) PURCHASER PROVIDING SELLER WITH REASONABLE ACCESS TO INFORMATION WITHIN PURCHASER’S POSSESSION, AND AUTHORITY AS REASONABLY REQUESTED BY SELLER IN PERFORMING ITS OBLIGATIONS UNDER THIS SECTION.

NOTWITHSTANDING THE FOREGOING, SELLER’S OBLIGATIONS OF DEFENSE AND INDEMNITY UNDER THIS SECTION 12 EXPRESSLY EXCLUDE

CLAIMS FOR LOSS OF PROFITS OR PERCEIVED LOSS OF PROFITS UNRELATED TO THE SALE OR LEASE OF THE PROPERTY, OR ANY DELAYS CAUSED BY TIMELY REMEDIATION OF ANY HAZARDOUS SUBSTANCE AS MAY BE REQUIRED TO FULFILL ITS OBLIGATIONS UNDER THIS SECTION 12; PROVIDED, HOWEVER, SUCH LIMITATIONS SHALL NOT BE APPLICABLE TO THE EXTENT SUCH LIABILITY AROSE AS A DIRECT RESULT OF SELLER’S UNCURED OR UNCUREABLE BREACH OF A MATERIAL REPRESENTATION, WARRANTY OR TERM UNDER THIS AGREEMENT. FURTHER, SELLER’S OBLIGATIONS OF DEFENSE AND INDEMNITY UNDER THIS SECTION 12 SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PRICE FOR THE FOLLOWING: ANY REDUCTION IN VALUE OF THE PROPERTY OR PERCEIVED REDUCTION IN VALUE OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY REDUCTION IN VALUE RELATING TO THE SALE OR LEASE OF THE PROPERTY), STIGMA OF THE PROPERTY, INABILITY TO SELL, LEASE OR FINANCE THE PROPERTY OR ANY PART THEREOF, INABILITY TO USE THE PROPERTY OR CONSTRUCT IMPROVEMENTS THEREON OR ANY PART THEREOF.

FOR THE AVOIDANCE OF DOUBT, PURCHASER’S INDEMNIFIED PARTIES SHALL NOT INCLUDE ANY SUBSEQUENT PURCHASER OF THE PROPERTY OR ANY LIENHOLDER, MORTGAGOR OR FINANCING PARTY, CONTRACTOR OR LEASEHOLDER.

Upon satisfaction of any Claim pursuant to this Section 12, Seller shall be subrogated to all rights and remedies of the Purchaser against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by or paid on behalf of the Purchaser from or by Seller with respect to such Claim; and provided, further, that any Claim by Purchaser against any such third party resulting from such right of subrogation shall be subordinated to any claim of Purchaser against such third party for amounts in excess of the amount actually received by Purchaser from Seller pursuant to this Section 12.

13.	MISCELLANEOUS.

(a) Assignment. Neither Seller nor Purchaser shall assign any rights, title, interest, duties or obligations set forth in this Agreement, without the prior consent of the other party hereto; notwithstanding the foregoing, Purchaser may assign the entirety of its rights, title, interest, duties or obligations set forth in this Agreement, without the prior consent of the Seller, to any successor-in-interest arising out of or in connection with an initial public offering.

(b) Survival of Covenants. Any of the representations, warranties, covenants, and agreements of the parties, as well as any rights and benefits of the parties shall survive the Closing and shall not be merged therein.

(c) Notice. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed received: (i) on actual receipt of the document if personally delivered; (ii) as of the time received if sent by fax with receipt confirmed; (iii) as of the date deposited in the mail system if sent by United States certified mail, return receipt requested and postage prepaid; or (iv) as of the time of deposit with Federal Express (or comparable express delivery service) if sent with all costs prepaid. All notices, demands and requests hereunder shall be addressed to the parties at the addresses set forth in Section 1. A party may change its address by giving written notice to the other party in accordance with the terms hereof.

(d) Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created by the Agreement are performable in the county in which the Property is located.

(e) Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; subject, however, to the limitation on assignment set forth in Section 13(a) above.

(f) Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in the Agreement.

(g) Prior Agreements Superseded. This Agreement constitutes the sole and only agreement of the parties to the Agreement and supersedes any prior understandings or written or oral agreements between the parties concerning the sale and purchase of the Property.

(h) Time of Essence. Time is of the essence in this Agreement.

(i) Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

(j) Effective Date. The Effective Date of this Agreement shall be the later of the dates on which the Agreement is executed by Seller or Purchaser.

(k) No Joint Venture. Nothing contained herein shall be deemed or construed to create, constitute, or be evidence of any type of joint venture, partnership, or other joint endeavor between the parties hereto, and the existence of same is hereby expressly denied for all purposes.

(l) Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED by the parties as of the dates set forth below.

SELLER:

ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:	/s/ Robert J. Rivet
Name:	Robert J. Rivet
Title:	Executive Vice President and Chief Financial Officer

Date:	December 21, 2005

PURCHASER:

SPANSION, LLC, a Delaware limited liability company

By:	/s/ Steven J. Geiser
Name:	Steven J. Geiser
Title:	Corporate Vice President, Chief Financial Officer and Treasurer

Date:	December 21, 2005